EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		April 24, 2012
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS FIRST QUARTER RESULTS

MCKINNEY, TX Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2012.

Net sales for the quarter ended March 31, 2012 were $280.5 million compared to $303.4 million during the first quarter of 2011. The average selling price of wire per copper pound sold dropped 9.7% in the first quarter of 2012 versus the first quarter of 2011, accounting for the decline in sales dollars. Net income for the first quarter of 2012 was $6.7 million versus $10.7 million in the first quarter of 2011. Fully diluted net income per common share was $0.29 in the first quarter of 2012 versus $0.46 in the first quarter of 2011. Unit volumes, measured in pounds of copper contained in the wire sold during the period were virtually unchanged in the first quarter of 2012 versus the first quarter of 2011.

On a sequential quarter comparison, net sales for the first quarter of 2012 were $280.5 million versus $248.3 million during the fourth quarter of 2011. Net income for the first quarter of 2012 was $6.7 million versus $16.3 million in the fourth quarter of 2011. Fully diluted net income per common share was $0.29 in the first quarter of 2012 versus $0.69 in the fourth quarter of 2011. Copper pound unit volumes increased 8.7% in the first quarter of 2012 versus the fourth quarter of 2011. The spread between the cost of a pound of copper purchased and the sales price of wire containing a pound of copper decreased by 13.0% sequentially, accounting for the majority of the gross profit decline.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “In light of the current recession in the construction and building wire industry, we posted good results. The results in the first quarter of 2012 were affected by somewhat weak pricing in our markets compared to the first and fourth quarters of 2011. Building wire prices and margins were impacted negatively by the volatility of copper prices during the quarter. Copper prices traded erratically during the quarter, which made it difficult for us to maintain any industry announced price increases and made discounts hold. Comex copper prices ranged from a low of $3.41 to a high of $3.97 and kept bouncing between those two points throughout the quarter, with large swings occurring within the span of several days or a week or two. This disrupted our customers buying patterns and enticed our competitors to cut or hold prices, lowering margins. We continue to strive to lead or follow industry price increases to achieve profit growth.

We produced these results in this difficult environment due to our low cost business model and aggressive cost control in all facets of our operation. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

The performance of our stock in this prolonged industry recession has been exceptional. Encore Wire is one of only 120 companies of the 12,920 public companies that trade on a United States exchange that has enjoyed positive share appreciation in 2008, 2009 and 2010. Furthermore, Encore Wire is one of only 67 public companies that has enjoyed positive share appreciation in 2008, 2009, 2010 and 2011.

We continue to maintain our strong balance sheet. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $83.9 million in cash as of March 31, 2012. We also declared another quarterly cash dividend during the past quarter.

With our exceptionally strong balance sheet, we have the capability to approach the future confidently. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2011 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2012	2011
Net Income	$6,694	$10,654
Income Tax Expense	2,710	4,958
Interest Expense	78	78
Depreciation and Amortization	3,610	3,425

EBITDA	$13,092	$19,115

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash	$83,923	$112,298
Receivables, net	227,818	199,366
Inventories	57,381	63,491
Prepaid Expenses and Other	8,797	1,899

Total Current Assets	377,919	377,054

Property, Plant and Equipment, net	144,387	138,832

Other Assets	267	260

Total Assets	$522,573	$516,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$17,691	$14,676
Accrued Liabilities and Other	24,199	27,894

Total Current Liabilities	41,890	42,570

Long Term Liabilities
Non-Current Deferred Income Taxes	16,360	15,833

Total Long Term Liabilities	16,360	15,833

Total Liabilities	58,250	58,403

Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	47,697	47,342
Treasury Stock	(21,496)	(21,496)
Retained Earnings	437,856	431,631

Total Stockholders’ Equity	464,323	457,743

Total Liabilities and Stockholders’ Equity	$522,573	$516,146

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except per Share Data)

(Unaudited)

	Quarter Ended March 31,
	2012		2011
Net Sales	$280,466	100.0%	$303,351	100.0%
Cost of Sales	256,005	91.3%	269,596	88.9%

Gross Profit	24,461	8.7%	33,755	11.1%

Selling, General and Administrative Expenses	15,077	5.4%	18,149	6.0%

Operating Income	9,384	3.3%	15,606	5.1%

Net Interest & Other Expense	(20)	0.0%	(6)	0.0%

Income before Income Taxes	9,404	3.4%	15,612	5.1%

Income Taxes	2,710	1.0%	4,958	1.6%

Net Income	$6,694	2.4%	$10,654	3.5%

Basic Earnings Per Share	$0.29		$0.46

Diluted Earnings Per Share	$0.29		$0.46

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,427		23,217

-Diluted	23,477		23,378

Dividends Declared per Share	$0.02		$0.02